AMENDED AND RESTATED AGREEMENT

        This Amended and Restated Agreement is entered into as of October 20, 1999 ("Signing Date"), by and among, on the one hand, HOFFMANN-LA ROCHE INC., a New Jersey corporation having offices at 340 Kingsland Street, Nutley, New Jersey 07110 ("Roche-Nutley") and F. HOFFMANN-LA ROCHE LTD of Basel, Switzerland ("F. Roche") (Roche-Nutley and F.Roche are hereinafter individually and collectively referred to as "Roche") and PROTEIN DESIGN LABS, INC., a Delaware corporation having offices at 34801 Campus Drive, Fremont, California 94555 ("PDL").

RECITALS
A. Roche and PDL are parties to Agreements dated January 31, 1989, as amended (the "1989 Agreements") pertaining to humanized and chimeric antibodies against the interleukin-2 receptor ("IL-2R").
B. Under the 1989 Agreements, PDL exclusively licensed to Roche rights to a humanized antibody now known as Daclizumab (as defined below).
C. Roche is currently marketing Daclizumab under the trademark Zenapaxr for the prevention of acute organ rejection in patients receiving kidney transplants.
D. Roche and PDL now desire to replace the 1989 Agreements with new agreements to provide PDL with rights to develop and, if successful, promote
Daclizumab in autoimmune indications for increased compensation from the 1989 Agreements.
E. Concurrently with the entering into of this Amended and Restated Agreement, PDL and F. Roche are replacing the 1989 Agreements with respect to rights outside of the U.S. and Canada with a new agreement ("F. Roche Agreement"). NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, PDL and Roche mutually agree to replace the 1989 Agreements with respect to the U.S. and Canada as follows:
I.  DEFINITIONS
        For the purposes of this Amended and Restated Agreement, the following terms, when written with an initial capital letter (except as set forth in Sections 1.24 and 1.25), shall have the meaning ascribed to them below. All references to particular Appendices, Articles and Sections shall mean the Appendices to, and Articles and Sections of, this Amended and Restated Agreement, unless otherwise specified.
1.1 "Affiliates" means any corporation or other business entity controlled by, controlling, or under common control with another entity, with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than a fifty percent (50%) interest in the income of, such corporation or other business entity.
1.2 "Combination Product" means any product containing both an ingredient which causes it to be considered a Licensed Product and one or more other therapeutically active ingredients.
1.3     "FDA" shall mean the United States Food and Drug Administration.
1.4 "Field" means any humanized or chimeric antibody which binds to the IL-2R, where "humanized" means a genetically engineered combination of a substantially human framework region and constant region, and complementarity determining regions from non-human antibodies, and where "chimeric" means a genetically engineered combination of human constant region and non-human variable region. "Antibodies in the Field" means humanized and chimeric antibodies which bind to the IL-2R. It is believed that these Antibodies in the Field may be useful for therapeutic, diagnostic, imaging and similar purposes. It is understood that the Field includes, but is not limited to, that certain humanized murine monoclonal antibody prepared against the p55 component of the IL-2R ("humanized anti-Tac"). Furthermore, the Field includes, but is not limited to, all improvements relating to humanized anti-Tac, including without limitation modifications in structure introduced by genetic engineering, or by chemical or enzymatic cleavage. Also included within the Field shall be alternate hosts for producing humanized anti-Tac, methods for purification, formulations incorporating humanized anti-Tac, and uses and methods of use for humanized anti-Tac in human medicine. Humanized anti-Tac is also known as "Daclizumab". "Daclizumab" as used in this Amended and Restated Agreement means any product that contains Daclizumab.
1.5 "Initial Commercialization" means either of the following, depending on context:
(a) For the United States, the end of the calendar month containing the date following FDA approval of the Biologics License Application filed for a Licensed Product for human therapeutic use for prevention of kidney transplant rejection or a major disease (within the meaning of Milestone #2 in Section 3.2 of the 1989 Agreement) on which Roche, its Affiliates or sublicensees first sell such a product to an independent third party not an Affiliate of the seller in the Territory. With respect to Daclizumab, "Initial Commercialization" occurred in the United States on December 31, 1997.
(b) For Canada, the end of the calendar month containing the date following Regulatory Approval (as defined in the F.Roche Agreement) for a Licensed Product for human therapeutic use for prevention of kidney transplant rejection or a major disease (within the meaning of Milestone #2 in Section 3.2 of the 1989 Agreement) on which Roche, its Affiliates or sublicensees first sell such a product to an independent third party not an Affiliate of the seller in a major market outside the Territory, where "major market" means either Japan or two of the following three countries: France, Italy or the United Kingdom. .
1.6 "Joint Inventions" means any inventions in the Field, whether patented or not, which are jointly made during the period beginning on January 31, 1989 and ending upon expiration or termination of this Amended and Restated Agreement by at least one PDL employee or person contractually required to assign or license patent rights covering such inventions to PDL and at least one Roche or F. Roche employee or person contractually required to assign or license patent rights covering such inventions to Roche or F. Roche.
1.7 "Licensed Product" means any product in the Field, including any Combination Product, the making, use or sale of which utilizes PDL Know-How, PDL Patents or Joint Inventions or would, in the absence of this Amended and Restated Agreement, infringe a Valid Claim. Daclizumab shall be deemed to be a Licensed Product.
1.8 "Adjusted Gross Sales" means the gross invoice price of all Licensed Products sold or otherwise disposed of for consideration by Roche, its Affiliates or sublicensees (other than PDL and its Affiliates hereunder) to independent third parties not an Affiliate of the seller, after deducting, if not already deducted, from the amount invoiced:
(a) the amounts actually allowed as volume or quantity discounts, rebates, price reductions, returns (including withdrawals and recalls); and
(b) sales, excise and turnover taxes imposed directly upon and actually paid by Roche, its Affiliates or sublicencees.
When calculating the Adjusted Gross Sales, the amount of such sales in foreign currencies shall be converted into U.S. dollars at the average rate of exchange at the time for the applicable calendar quarter in accordance with Roche's then current standard practices.
In the case of Combination Products for which the Licensed Product and each of the other therapeutically active ingredients contained in the Combination Product have established market prices when sold separately, Adjusted Gross Sales shall be determined by multiplying the Adjusted Gross Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product(s) contained in the Combination Product, and the denominator of which shall be the sum of the established market prices for the Licensed Product(s) plus the other active ingredients contained in the Combination Product. When such separate market prices are not established, then the parties shall negotiate in good faith to determine the method of calculating Adjusted Gross Sales for Combination Products.
If Roche or its Affiliates or sublicensees receive non-cash consideration for any Licensed Product sold or otherwise transferred to an independent third party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of the transfer as known to Roche, or as reasonably estimated by Roche if unknown, shall be included in the definition of Adjusted Gross Sales.
1.9     "PDL Know-How" means, except as otherwise set forth in this
Section 1.9,
(a) all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results in the Field, and improvements thereon, (collectively, "Know-How in the Field") including any information regarding the structure, sequence and characterization of Antibodies in the Field, methods of making and the characterization of cell lines producing Antibodies in the Field, and methods of achieving high levels of expression of Antibodies in the Field, which was rightfully held by PDL as of January 31, 1989, or which was developed or acquired by PDL during the period beginning on January 31, 1989 and ending January 31, 1996 (such date being one year after termination of the Research Program, as defined in the 1989 Agreements), and which Know-How in the Field is reasonably required or useful for registration, manufacturing, using or selling products in the Field, and
(b) all Know-How in the Field, including any information regarding the physical, chemical, biological, toxicological, pharmacological, clinical, and veterinary data, dosage regimens, control assays and specifications of Daclizumab, which is rightfully held by PDL or its Affiliates as of the Signing Date, or which is developed or acquired by PDL or its Affiliates with the right to license or sublicense during the term of this Amended and Restated Agreement, and which Know-How in the Field is reasonably required or useful for registration, using or selling Daclizumab;
provided, however, that PDL Know-How excludes any Know-How in the Field of any kind concerning generic methods of manufacturing (except as set forth in the following paragraph), designing, developing or preparing antibodies including, but not limited to, methods of humanizing antibodies, methods of reducing the immunogenicity of antibodies, and methods of increasing the affinity of antibodies.
In the event Roche manufactures a form or formulation of Daclizumab for Autoimmune Indications under this Amended and Restated Agreement that Roche is not otherwise manufacturing for the Transplant Indications, PDL Know-How shall also include all Know-How in the Field which is rightfully held by PDL or its Affiliates as of the Signing Date, or which is developed or acquired by PDL or its Affiliates with the right to license or sublicense during the term of this Amended and Restated Agreement, and which Know-How in the Field is reasonably required or useful for manufacturing such form or formulation of Daclizumab for Autoimmune Indications.
1.10 "PDL Patents" means all patent applications owned or controlled by PDL ("Sole PDL Patents") and all patent applications resulting from Joint Inventions ("Joint Roche-PDL Patents") containing claims in the Field, which are filed prior to or during the term of this Amended and Restated Agreement in the United States or any foreign jurisdiction, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent; and any other United States or foreign patent or inventor's certificate covering claims in the Field. "Queen et al. Patents" mean those Sole PDL Patents in the Territory claiming priority under 35 USC 120 to U.S. Patent Application Serial No. 290,975, filed December 28, 1988.
1.11 "Roche Inventions" means any inventions in the Field which are made prior to or during the term of this Amended and Restated Agreement by employees of Roche or persons contractually required to assign or license patent rights covering such inventions to Roche.
1.12 "Territory" means, collectively, (1) the United States of America ("U.S." or "U.S.A." or "United States") and its territories and possessions where the patent laws of the United States are in force, and (2) Canada and its territories and possessions. It is understood that PDL and F. Roche are contemporaneously entering into the F. Roche Agreement for all other countries of the world outside the Territory.
1.13 "Valid Claim" means a claim in any issued patent within the PDL Patents which has not been disclaimed or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction by a decision beyond right of review.
1.14 "Roche Know-How" means all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results specifically related to Daclizumab, and improvements thereon (collectively, "Daclizumab Know-How"), including any information regarding the physical, chemical, biological, toxicological, pharmacological, clinical, and veterinary data, dosage regimens, control assays and specifications of Daclizumab, which is rightfully held by Roche or its Affiliates as of the Signing Date, or which is developed or acquired by Roche or its Affiliates with the right to license or sublicense during the term of this Amended and Restated Agreement, and which Daclizumab Know-How is reasonably required or useful for development of a subcutaneous formulation for Daclizumab, or for using or promoting Daclizumab for Autoimmune Indications.
In the event that pursuant to Section 3C.2, PDL obtains a right to manufacture Daclizumab for Autoimmune Indications, Roche Know-How shall also include all Daclizumab Know-How which is rightfully held by Roche or its Affiliates as of the Signing Date, or which is developed or acquired by Roche or its Affiliates with the right to license or sublicense during the term of this Amended and Restated Agreement, and which Daclizumab Know-How is reasonably required or useful for manufacturing Daclizumab.
1.15 "Roche Patents" means all patent applications owned or controlled by Roche or its Affiliates ("Sole Roche Patents") and all patent applications resulting from Joint Inventions ("Joint Roche-PDL Patents") containing claims in the Field, which are filed prior to or during the term of this Amended and Restated Agreement in the United States or any foreign jurisdiction, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent; and any other United States or foreign patent or inventor's certificate covering claims in the Field.
1.16 "Autoimmune Indications" means all indications that involve pathogenic consequences, including tissue injury, produced by autoantibodies or autoreactive T lymphocytes interacting with self epitopes, i.e., autoantigens. Autoimmune Indications shall include without limitation, psoriasis, rheumatoid arthritis, systemic lupus erythematosus, scleroderma, juvenile rheumatoid arthritis, polymytosis, Type I diabetes, sarcoidosis, Sjogrens syndrome, chronic active non-pathogenic hepatitis, non-infectous uveitis (Behcets), aplastic anemia, regional non-pathogenic enteritis (including ulcerative colitis, Crohn's Disease and inflammatory bowel disease), Kawasaki's disease, post-infectious encephalitis, multiple sclerosis, and tropic spastic paraparesis..
1.17 "Transplant Indications" means all indications that are not Autoimmune Indications, including, without limitation, solid organ transplantation (including tolerance induction and xenotransplantation), bone marrow transplantation, graft versus host disease and cell transplantation.
In any event, should a given indication have applicability in both Autoimmune Indications and transplantation, such indication shall be deemed a Transplant Indication and not an Autoimmune Indication, provided that an Autoimmune Indication shall not be deemed a Transplant Indication merely because it may cause the need for a transplant (e.g., Type I diabetes, even if it causes the need for an organ transplant).
1.18 "Adjusted Gross Transplant Sales" means the sum of Adjusted Gross Sales of (i) Daclizumab in all Transplant Indications and (ii) all Licensed Products other than Daclizumab. "Net Transplant Sales" means the amount determined by deducting [CONFIDENTIAL TREATMENT REQUESTED] from Adjusted Gross Transplant Sales to cover all other expenses or discounts, including but not limited to cash discounts, custom duties, transportation and insurance charges and other direct expenses, to the extent not already deducted from the amount invoiced.
1.19 "Adjusted Gross Autoimmune Sales" means the amount determined by subtracting Adjusted Gross Transplant Sales from Adjusted Gross Sales. "Net Autoimmune Sales" means the amount determined by deducting [CONFIDENTIAL TREATMENT REQUESTED] from Adjusted Gross Autoimmune Sales to cover all other expenses or discounts, including but not limited to cash discounts, custom duties, transportation and insurance charges and other direct expenses, to the extent not already deducted from the amount invoiced.
1.20 "Total Net Sales" means the sum of Net Transplant Sales and Net Autoimmune Sales.
1.21 "Cost of Goods Sold" means the manufacturing cost of unformulated bulk Daclizumab, calculated in accordance with reasonable cost accounting methods consistently applied by a party for its other pharmaceutical products, provided that such methods comply with generally accepted accounting principles. Cost of Goods Sold shall include direct labor (including fringe benefits), direct materials (including taxes and duties), and a reasonable allocation of indirect labor and materials, facilities expense (including occupancy costs and depreciation of property, plant and equipment), administration costs and other costs allocable to the manufacturing process.
1.22 "Reimbursable Promotion Cost" means, for a given Autoimmune Indication, the costs actually incurred by Roche and specifically attributable to the marketing, promoting and detailing of Daclizumab, in accordance with annual promotional plans and operational budgets pursuant to Section 3B.3, for the given Autoimmune Indication.
1.23 "Contract Sales Organization" means an entity having a primary purpose to detail pharmaceutical products of unrelated third parties.
1.24 "documents" used as a verb, for example in Section 3A.4 and similar uses, means provides factual or substantial support, which support may include, among other things, expert opinion.
1.25 "cover" (including variations thereof such as "covering" or "covered") as used for example in Article IV and Article IV-A, means that the manufacture, use, sale or importation of a particular Licensed Product would infringe a Valid Claim in the absence of rights under such patent. The determination of whether a particular Licensed Product is covered by particular Valid Claims shall be made on a country-by-country basis.
1.26 "Application" means a new application, or a supplement or an amendment to an existing application, for marketing approval for an Autoimmune Indication in the Territory.

II.  LICENSE GRANTS
2.1     License Grant to Roche.  Subject to Section 2.3, Article III-A,
Article III-B, Article III-C, Section 8.1 and Section 8.2, PDL grants to Roche and to Roche's Affiliates, the exclusive rights to the PDL Know-How and the PDL Patents, but only to the extent reasonably required or useful to make, have made, use and sell Licensed Products in the Field within the Territory. For so long as Roche is in compliance with its obligations under Section 7.1, Roche may sublicense the right to make, have made, use and sell Licensed Products in the Field within the Territory, but no other rights may be sublicensed, provided that no such sublicense shall be granted as to any Autoimmune Indication without first obtaining PDL's written consent, which consent may be withheld in PDL's sole discretion. Any such sublicense shall be subject to Section 4.5 hereof, and shall terminate automatically if Roche or F. Roche shall not have remedied or initiated steps to remedy a breach of
Section 7.1 hereof or Section 5.1 of the F. Roche Agreement, respectively, in a manner reasonably satisfactory to PDL within sixty (60) days after receipt by Roche of notice of such breach from PDL.
2.2 Identification of Patents. Set forth on Appendix A is a list identifying patents or patent applications which comprise Sole PDL Patents.
If there are any changes, PDL shall update this list by delivering a supplement to Roche no less frequently than once per year during the term of this Amended and Restated Agreement.
2.3 License Grant to PDL. Roche grants to PDL and to PDL's Affiliates the exclusive rights to the Roche Know-How, Roche Patents, PDL Know-How, and PDL Patents, but only to the extent reasonably required or useful (a) to import and use Daclizumab within the Territory for the sole purpose of conducting development and seeking registration of Daclizumab in Autoimmune Indications as contemplated by this Amended and Restated Agreement and (b), subject to Section 3B.3, to market, promote and detail Daclizumab within the Territory in Autoimmune Indications as contemplated by this Amended and Restated Agreement and (c) in the event that pursuant to Section 3C.1(d) or 3C.2, PDL exercises or obtains its right to manufacture Daclizumab for Autoimmune Indications, to make and have made Daclizumab in the Territory as contemplated by this Amended and Restated Agreement. PDL may not sublicense its rights hereunder to import and use or to make or have made Daclizumab within the Territory without first obtaining Roche's written consent, which consent may be withheld in Roche's sole discretion. PDL may not sublicense its rights hereunder to market, promote and detail Daclizumab within the Territory without first obtaining Roche's written consent, which consent may be withheld in Roche's sole discretion, except that PDL may without first obtaining Roche's written consent sublicense its rights hereunder to market, promote and detail Daclizumab within the Territory to a Contract Sales Organization, provided such Contract Sales Organization is not owned or controlled by a pharmaceutical organization. PDL may sublicense its rights hereunder to market, promote and detail Daclizumab within the Territory to a Contract Sales Organization that is owned or controlled by a pharmaceutical organization only after first obtaining Roche's written consent, which consent may not be unreasonably withheld or delayed. In the event that pursuant to
Section 3C.1(d) or 3C.2, PDL makes a different form or formulation of Daclizumab or manufactures Daclizumab for Autoimmune Indications, as the case may be, PDL may sublicense its rights hereunder to make and have made Daclizumab in the Territory as contemplated by this Amended and Restated Agreement without the prior consent of Roche.

III-A.  DEVELOPMENT OF DACLIZUMAB IN AUTOIMMUNE INDICATIONS
3A.1    Development Responsibility. On and after the Signing Date,  PDL shall be solely responsible at its sole cost and expense to develop Daclizumab for Autoimmune Indications ("AI Development"), including, without limitation, any further preclinical studies or formulation development (such as the development of a subcutaneous formulation) reasonably required or useful by PDL for such AI Development. All data and information generated by such activities shall be PDL Know-How and PDL shall have the right to publish such data and information in accordance with Section 12.3(b).
3A.2    Transfer of Know-How
(a) Transfer of PDL Know-How. During the term of this Amended and Restated Agreement, PDL shall transfer within sixty (60) days of each June 30 and December 31, PDL Know-How which is reasonably required or useful for Roche to carry out its obligations under this Amended and Restated Agreement. PDL will permit access by Roche during the AI Development at reasonable times and with reasonable frequency to the relevant scientific personnel of PDL, but in any event not more than once per calendar quarter. PDL agrees to inform Roche on a timely basis of all results in the Field obtained by PDL during the AI Development to the extent such results are reasonably required or useful for Roche to carry out its obligations under this Amended and Restated Agreement.


(b)     Transfer of Roche Know-How.
(i)     PDL and Roche shall each immediately identify a person to
coordinate communications related to review of Roche Know-How by PDL ("Coordinators"). The Coordinators shall agree upon a period of time, including the starting date of such period and duration of such period, during which Roche shall make Roche Know-How available for PDL's review. Such period shall occur within ninety (90) days after the Signing Date.
PDL's review of Roche Know-How in accordance with this Section 3A.2(b)
shall occur during Roche's normal business hours and at an agreed upon site(s) of Roche. During such review, PDL shall have the right to (i) copy such available Roche Know-How as it deems reasonably required or useful and (ii) discuss the available Roche Know-How with the relevant Roche personnel. Roche shall use its best efforts to answer PDL's questions related to the available Roche Know-How, but Roche shall have no liability to PDL if despite Roche's best efforts, it is unable to answer any such questions to PDL's satisfaction; provided that Roche will not intentionally withhold from PDL any material or pertinent information.
It is understood that Roche Know-How may be embraced within documents that contain information not specifically related to Daclizumab, including information related to products of Roche other than Daclizumab. Accordingly, to the extent any given document within the scope of Roche Know-How contains information not specifically related to Daclizumab, Roche may redact such document prior to PDL review thereof, provided that Roche will not intentionally withhold from PDL any Roche Know-How. To the extent any given document within the scope of Roche Know-How contains unredacted information not specifically related to Daclizumab, PDL shall maintain such information as Confidential Information.
(ii)  After the transfer of Roche Know-How pursuant to Section
3A.2(b)(i), upon written request by PDL, Roche shall, within a reasonable time, provide PDL with Roche Know-How as is required for AI Development by any regulatory or governmental authority in the Territory if and when such Roche Know-How is located, but Roche shall have no liability to PDL if despite Roche's commercially reasonable efforts, it is unable to locate any such Roche Know-How.
(iii)   Subject to Section 7.1, in no event shall there be any obligation on the part of Roche to generate any new data or information related to Licensed Products.
3A.3    Development Plan.  Within sixty (60) days after the Signing Date,
PDL shall prepare and deliver to Roche an AI Development plan, including intended AI Development activities and budgets for each intended AI Development activity. Beginning December 31, 2000, PDL shall update this plan by delivering a supplement to Roche within sixty (60) days of each December 31 during the term of this Amended and Restated Agreement.
3A.4    Joint Development Committee.

Within thirty (30) days after the Signing Date, PDL and Roche shall form a Joint Development Committee ("JDC") consisting of two (2) representatives from PDL and two (2) representatives from Roche. The JDC shall meet at least semi-annually and shall generally review and update PDL's AI Development plan, as it may be supplemented, including intended AI Development activities and budgets. The JDC shall also review the activities of PDL to coordinate both the AI Development and sales of Daclizumab for Transplant Indications. PDL will make the final decision with respect to all AI Development activities, except that Roche will have the right to veto any AI Development activity for which Roche documents that such activity is reasonably likely to have a material adverse impact on sales of Daclizumab for Transplant Indications within the Territory. Unless otherwise agreed or initiated by Roche, PDL will not undertake any AI Development activity which (i) is outside the scope of PDL's AI Development plan or (ii) Roche documents that such activity is reasonably likely to have a material adverse impact on sales of Daclizumab for Transplant Indications within the Territory.
3A.5    Reports.        PDL will provide Roche within forty-five (45) days of
each June 30 and December 31 during the term of this Amended and Restated Agreement, a written report summarizing for the preceding semi-annual period all PDL AI Development activities, including publications.
3A.6    Certain Regulatory Matters.
(a) Clinical Trials. PDL shall have the right to file in PDL's name Investigational New Drug Applications, joint regulatory filings based on such applications and foreign equivalents of the foregoing ("INDs") for AI Development in the Territory. Roche shall, at no cost to PDL, provide assistance reasonably required or useful to allow PDL to cross-reference Roche filings to allow PDL to carry out without delay any related clinical trial in the Territory. PDL shall advise and consult with Roche with respect to any significant issues or questions raised by any regulatory authorities with respect to any such IND or related clinical trial. PDL shall provide copies to Roche of any such IND and any other records of interactions with regulatory authorities (e.g., correspondence, minutes or notes of telephone conferences or meetings, etc.) with respect to any such IND or related clinical trials.
To the extent Roche is required under applicable law, rule or regulation, at PDL's cost, Roche shall make all filings reasonably required or useful to permit the use of the clinical materials supplied pursuant to
Section 3C.1. PDL and Roche, including its Affiliates, shall each supply the other copies of all regulatory filings related to the use of the clinical materials for AI Development promptly after the time of such filings.
(b) Adverse Event Reporting. Each party shall notify the other of all information coming into its possession concerning any and all side effects, injury, toxicity, pregnancy or sensitivity event associated with commercial or clinical uses, studies, investigations or tests with Daclizumab, throughout the world, whether or not determined to be attributable to Daclizumab ("Adverse Event Reports"). The parties shall each identify a person to coordinate the exchange of Adverse Event Reports ("Report Coordinators") so as to enable timely reporting of such Reports to appropriate government and regulatory authorities consistent with all laws, rules and regulations. The Report Coordinators shall agree in writing upon formal procedures for such exchange.


3A.7    Registration.
(a) PDL shall notify Roche in writing ("Filing Notice") should PDL in good faith determine, in its sole discretion, that clinical trial results for Daclizumab justify filing an Application. Such Filing Notice shall be accompanied by a report of all clinical trial results for the particular Autoimmune Indication, if not previously delivered. Promptly following receipt by Roche of a Filing Notice, the parties shall discuss in good faith the relevant clinical trial results and underlying data in an attempt to reach mutual agreement relating to whether to file such Application. Should the parties disagree as to whether to file such Application or not reach agreement within thirty (30) days of delivery of the Filing Notice, then within twenty
(20) business days thereafter, Roche shall provide PDL with a written list of specifically identified activities that in Roche's good faith opinion PDL should conduct in order to achieve clinical trial results that would justify filing such Application. PDL shall seriously consider in good faith Roche's opinion, but thereafter the final decision as to whether to file such Application shall remain with PDL. PDL shall notify Roche of its final decision in writing ("Final Decision Notice").
(b) For a given Autoimmune Indication, if (i) the parties agree that clinical trial results for Daclizumab justify filing an Application , or (ii) PDL provides a Final Decision Notice of PDL's final decision that clinical trial results for Daclizumab justify filing an Application, then Roche shall cooperate with and authorize PDL to compile and submit such Application. Ownership of any such Application shall be as determined under applicable law. If Roche owns such Application, PDL shall compile and submit any such Application on Roche's behalf at PDL's cost.If PDL owns any such Applications, PDL shall be solely responsible to compile and submit any such Application at its cost.
Roche shall provide cross reference letters reasonably required or useful to allow PDL to make any such filing and to allow PDL to carry out without delay any related clinical trial in the Territory. PDL shall be responsible for preparing annual reports required by the FDA related to any such Applications and Roche shall be responsible for timely filing such annual reports with the FDA.
Prior to PDL submitting an Application, PDL shall send Roche by express air mail a copy of the Application to be submitted and shall allow Roche a reasonable time period (not to exceed thirty (30) days from the date of mailing) to review the Application for the purpose of determining whether the Application contains information which is reasonably likely to have a material adverse impact on sales of Daclizumab for Transplant Indications in the Territory. Should, prior to the expiration of thirty (30) days from the date of mailing of such application to Roche by PDL, Roche document that the Application contains information which is reasonably likely to have a material adverse impact on sales of Daclizumab for Transplant Indications within the Territory, then PDL shall withhold submission of the Application. Otherwise, PDL shall be free to submit such Application to the FDA.
Each party shall promptly provide copies to the other of such Application and any other records of interactions with regulatory authorities (e.g., correspondence, minutes or notes of telephone conferences or meetings, etc.) with respect to such Application.
Each party shall advise and consult with the other with respect to any significant issues or questions raised by any regulatory authorities with respect to Daclizumab.
The parties shall discuss in good faith the labeling to be requested for marketing approval for any Autoimmune Indication. If the parties are unable to agree upon the labeling to be requested for an Autoimmune Indication, PDL shall have the final say, except with respect to safety matters, for which Roche shall have final say. Notwithstanding the above, the label shall not include, without Roche's prior written consent, any information for which Roche documents such information is reasonably likely to have a material adverse impact on sales of Daclizumab for Transplant Indications within the Territory. Roche shall have sole responsibility for preparing and filing with regulatory authorities in the Territory safety updates for Daclizumab and shall, in its sole discretion, effect label changes based upon such safety updates.

III-B.  COMMERCIALIZATION
3B.1    Transplant Indications.  Within the Territory, Roche shall be solely responsible for all aspects of commercialization of (i) Licensed Products other than Daclizumab and (ii) Daclizumab for Transplant Indications, and shall pay royalties on Net Transplant Sales as provided in Articles IV and IV-B.
3B.2    Booking of Sales.  Within the Territory, Roche shall be solely responsible at its sole cost to book all sales of Licensed Products, distribute all Licensed Products and, subject to Section 3C.2, manufacture all Licensed Products. If PDL promotes or co-promotes Daclizumab in the Territory for any Autoimmune Indication, PDL shall submit all resulting orders for Daclizumab in the Territory to Roche. Roche shall accept and fill such orders on a non-discriminatory basis relative to accepting and filling orders from its own sales force.
3B.3    Joint Commercialization Committee.  Within ninety (90) days after the Signing Date, Roche and PDL shall form a joint commercialization committee (the "JCC") consisting of two representatives from PDL and two representatives from Roche with the appropriate background and experience in marketing and commercialization of products in transplantation and Autoimmune Indications. The JCC shall meet at least semi-annually and shall generally review the promotional efforts relating to Daclizumab for Autoimmune Indications, with one of its goals being ensuring that Roche's intended activities in transplantation are not materially adversely impacted. In particular, the JCC shall decide upon annual promotional plans and operational budgets for Autoimmune Indications (collectively, "Promotional Plans"). A Promotional Plan shall, for at least each upcoming year, set the percent of the total promotional effort for each party, and address such issues as training materials, training, sampling, promotional materials, product presentations, incentive programs, professional educational efforts and detailing with respect to each Autoimmune Indication.

PDL will make the final decision with respect to all JCC decisions not otherwise agreed upon, except that Roche (1) will have the final say on all decisions for which Roche documents that carrying out such decision is reasonably likely to have a material adverse impact on sales of Daclizumab in Transplant Indications within the Territory and (2) may veto any decision which requires a financial commitment or allocation of personnel on behalf of Roche. PDL will not undertake any promotional activity (including providing any medical professional written information) which (i) is outside the scope of the Promotional Plan or (ii) Roche documents that such activity is reasonably likely to have a material adverse impact on Daclizumab in Transplant Indications within the Territory.

3B.4    Non-Assignment of Right to Promote and Detail.  PDL may not assign its rights hereunder to market, promote and detail Daclizumab within the Territory to a successor of PDL without first obtaining Roche's written
consent, which consent may be withheld in Roche's sole discretion.   However,
PDL may assign its rights hereunder to market, promote and detail Daclizumab within the Territory to an assignee of all the good will and entire business assets of PDL or an Affiliate of PDL, only after first obtaining Roche's written consent, which consent may not be unreasonably withheld or delayed.

III-C.  MANUFACTURING FOR AUTOIMMUNE INDICATIONS
3C.1    Clinical Supplies. References to Roche in Sections 3C.1 and 3C.2
shall include Roche, its Affiliates and any sublicensees manufacturing Daclizumab for Roche and its Affiliates.
(a)     Supply.  Subject to Section 3C.1(b), Roche has agreed and shall use commercially reasonable efforts to exclusively supply to PDL, all Daclizumab and placebo requested by PDL for the AI Development in the form (e.g., unformulated bulk, bulk, vialed, labeled) and formulation (e.g., intravenous, subcutaneous) specified by PDL. Notwithstanding the above, Roche shall not be obligated to supply (i) any amount of Daclizumab or placebo not in accordance with the AI Development plan, (ii) a number of units of placebo in excess of the units of Daclizumab supplied by Roche, or (ii) any form or formulation of Daclizumab that Roche is not otherwise manufacturing for the Transplant Indications. In the event PDL requests Daclizumab in a form or formulation that Roche is not otherwise manufacturing for the Transplant Indications, Roche shall be obligated to supply to PDL only unformulated bulk Daclizumab. All Daclizumab for the AI Development in the Territory, regardless of form or formulation, shall be manufactured in accordance with cGMPs and any other applicable regulatory or legal requirements. Promptly after the Signing Date, the parties shall meet and discuss the availability and timing of delivery of Daclizumab hereunder.
(b)     Limitations.  Roche shall  supply to PDL free of charge:
[CONFIDENTIAL TREATMENT REQUESTED]
(c)     Procedures. Promptly after the Signing Date, Roche and PDL shall agree on (i) the amount of Daclizumab and placebo to be supplied by Roche to PDL for the first year after the Signing Date, which amounts shall be delivered as soon as practicable but in any event not later than a mutually agreed upon period after the Signing Date, and (ii) procedures for PDL submitting its requirements and Roche supplying Daclizumab and placebo thereafter. Such procedures shall include PDL providing (a) annual non-binding two (2) year forecasts of its requirements and (b) firm purchase commitments no less than six (6) months prior to the time the order must be delivered to PDL by Roche.
(d) Formulations. In the event PDL requests Daclizumab in a form or formulation that Roche is not otherwise manufacturing for the Transplant Indications, and Roche supplies such form or formulation (rather than only unformulated bulk Daclizumab), PDL shall pay to Roche for such supplies an amount equal to Roche's Cost of Goods Sold (which shall be zero (0) to the extent provided without charge under Section 3C.1(a)) plus [CONFIDENTIAL TREATMENT REQUESTED] of Roche's costs of such form or formulation. If Roche does not perform such form or formulation work for PDL, PDL shall have the limited right to make or have made such form or formulation solely for clinical use in Autoimmune Indications. In any event, PDL shall not be obligated to have Roche perform such form or formulation work.
3C.2    Commercial Manufacturing.

(a) Supply. Subject to Section 3C.2(b), Roche shall use commercially reasonable efforts to ensure supply of requirements for Daclizumab in one of the following forms for use or commercial sale in the Territory: (a) finished product form or formulated bulk form, if Roche then manufactures in the form or formulation desired by PDL, or (b) unformulated bulk form.

(b)     PDL Right to Manufacture. [CONFIDENTIAL TREATMENT REQUESTED]

(c) Transfer Pricing. In the event that PDL has the exclusive right to make and have made Daclizumab for Autoimmune Indications, PDL shall use commercially reasonable efforts to supply Roche's requirements of Daclizumab for Autoimmune Indications in the Territory. In such event, PDL shall transfer such Daclizumab to Roche at a price calculated as follows:

[CONFIDENTIAL TREATMENT REQUESTED]

In any event, if PDL provides Roche with its supply of Daclizumab for any indications pursuant to this Section 3C.2(c), the parties shall negotiate in good faith to enter into a separate supply agreement which shall provide for procedures for Roche submitting its requirements for Autoimmune Indications in the Territory and PDL supplying Daclizumab thereafter as well as rights of PDL to dispose of Inventory (as defined below) then held by PDL in the event of termination of this Amended and Restated Agreement. Such procedures shall include Roche providing (a) annual non-binding forecasts of its requirements and (b) firm purchase commitments at least six (6) months prior to the time the order must be delivered to Roche by PDL.

IV.  ROYALTIES ON NET TRANSPLANT SALES
4.1 Royalties on Transplant Sales. Roche agrees to pay PDL royalties on Net Transplant Sales in the United States and Canada according to the schedule and terms set forth below.
(a)     Years 1 through 3.  For the first three (3) years following
Initial Commercialization of a particular Licensed Product, Roche shall pay PDL royalties on sales of that product at a rate determined [CONFIDENTIAL TREATMENT REQUESTED] (such sum, the "Royalty Setting Sales"), with the applicable royalty based on such Royalty Setting Sales determined as follows:

Royalty Setting Sales ($ in
millions)
Royalty Rate
Up to and including
[CONFIDENTIAL TREATMENT
REQUESTED]
[CONFIDENTIAL TREATMENT
REQUESTED]
Up to and including
[CONFIDENTIAL TREATMENT
REQUESTED]
[CONFIDENTIAL TREATMENT
REQUESTED]
Up to and including
[CONFIDENTIAL TREATMENT
REQUESTED]
[CONFIDENTIAL TREATMENT
REQUESTED]
Amount in excess of
[CONFIDENTIAL TREATMENT
REQUESTED]
[CONFIDENTIAL TREATMENT
REQUESTED]


Over [CONFIDENTIAL TREATMENT
REQUESTED]
[CONFIDENTIAL TREATMENT
REQUESTED]


For purposes of computing aggregate annual worldwide Royalty Setting
Sales, the relevant portion of Roche's Net Sales in the Territory will be combined with the relevant portion of the Net Sales of Roche's Affiliates and sublicensees for all countries outside of the Territory.. This same understanding is being incorporated into the F. Roche Agreement concerning the sale of Licensed Products outside the Territory.


(b)  Years 4 and Succeeding.
(i)     For the United States, if a Valid Claim covering any
Licensed Product has been issued in the United States prior to or during the three (3) year period following Initial Commercialization in the United States, Roche shall pay PDL royalties in accordance with the provisions of Section 4.1(a). Subject to Section 4.2 below, if no such Valid Claim has been issued in the United States then
Roche shall pay PDL a royalty rate of [CONFIDENTIAL TREATMENT
REQUESTED] of the Net Transplant Sales in the United States. In such case, Roche's obligation to pay PDL royalties with respect to Net
Transplant Sales of any particular Licensed Product in the United
States shall [CONFIDENTIAL TREATMENT REQUESTED], at which time Roche shall resume paying PDL royalties at the rates specified in
Section 4.1(a) above.
(ii) For Canada, for the fourth (4th) and each succeeding year following Initial Commercialization in Canada, Roche shall pay PDL royalties in accordance with the provisions of Section 4.1(a) for Net Transplant Sales in the Canada, provided either (A) the use or sale of Licensed Product in Transplant Indications or its method of manufacture (wherever actually manufactured) is covered by a Valid
Claim in Canada, or (B) the Licensed Product is manufactured in a country where the method of manufacture is covered by a Valid Claim
(together, (A) and (B) are referred to as the "Patentability
Criteria").
Subject to Section 4.2 below, if neither of the Patentability Criteria have been satisfied, then Roche shall pay PDL a royalty rate of [CONFIDENTIAL TREATMENT REQUESTED] of the Net Transplant Sales in Canada for the duration of the royalty obligations in Canada in accordance with this Section 4.1 or until such time as one of the Patentability Criteria is satisfied, at which time Roche shall resume paying PDL royalties at the rates specified in Section 4.1 above.
(c)     [CONFIDENTIAL TREATMENT REQUESTED]
(d)     Antibodies in the Field Not Provided or Developed by PDL.
In consideration of the disclosure to Roche of PDL Know-How and cell lines, Roche agrees that products incorporating or using Antibodies in the Field which are not provided or developed by PDL shall nevertheless be conclusively presumed to utilize PDL Know-How. Accordingly, Roche shall pay PDL royalties on sales of each such product in a given country of the Territory for a period of [CONFIDENTIAL TREATMENT REQUESTED] from Initial Commercialization of such product in the given country in accordance with the terms of this Section 4.1, and such sales shall constitute "Net Transplant Sales" for purposes hereof.
4.2     De Facto Exclusivity.
(a)     For the United States, for purposes of this Article IV, the term
"de facto exclusivity" means that Roche, together with its Affiliates and sublicensees, controls at least [CONFIDENTIAL TREATMENT REQUESTED] of the market for a particular Licensed Product in the United States as measured by unit sales. If no Valid Claim covering Licensed Product in Transplant Indications has been issued in the United States and Roche does not enjoy de facto exclusivity in Transplant Indications for a Licensed Product at any time after [CONFIDENTIAL TREATMENT REQUESTED] following Initial Commercialization, then Roche shall pay PDL a royalty rate of [CONFIDENTIAL TREATMENT REQUESTED] of the Net Transplant Sales in the United States of that product [CONFIDENTIAL TREATMENT REQUESTED] Initial Commercialization in the United States, or until Roche shall acquire de facto exclusivity in Transplant Indications for that product or until such time as a Valid Claim covering Licensed Product in Transplant Indications issues in the United States (at which time Roche shall resume paying PDL royalties at the rates specified in Sections 4.1(a) or (b) above, whichever is applicable).
(b) For Canada, for purposes of this Article IV, the term "de facto exclusivity" means that Roche, together with its Affiliates and sublicensees, controls at least [CONFIDENTIAL TREATMENT REQUESTED] of the market for a particular Licensed Product in Canada as measured by unit sales. If neither of the Patentability Criteria have been satisfied and Roche does not enjoy de facto exclusivity for a particular Licensed Product in Canada at any time after [CONFIDENTIAL TREATMENT REQUESTED] following Initial Commercialization in Canada of such Licensed Product, then Roche shall pay PDL a royalty rate of[CONFIDENTIAL TREATMENT REQUESTED] of the Net Transplant Sales of such Licensed Product in Canada until [CONFIDENTIAL TREATMENT REQUESTED] Initial Commercialization in Canada, or until Roche shall acquire de facto exclusivity for that product or until such time as either of the Patentability Criteria is satisfied (at which time Roche shall resume paying PDL royalties at the rates specified in Sections 4.1(a) or 4.1(b) above, whichever is applicable).
4.3 Milestone Payments Credited Against Royalties. Roche shall have the right to credit [CONFIDENTIAL TREATMENT REQUESTED] of all Milestone Payments (as defined in the 1989 Agreement with Roche-Nutley), exclusive of bonus payments, actually made to PDL under the 1989 Agreement with Roche-Nutley in excess of [CONFIDENTIAL TREATMENT REQUESTED], less credits already taken under the 1989 Agreements, against future royalties due to PDL on Net Transplant Sales in the United States pursuant to this Article IV provided that such credits, when added to the offset provided for in Section 4B.1 below, may not reduce the royalties to be paid to PDL on account of Net Transplant Sales in the United States to less than fifty percent (50%) of the amount which would otherwise be due pursuant to Section 4.1 hereof.
IV-A. COMPENSATION TO PDL FOR NET AUTOIMMUNE SALES

        4A.1  Forecasted Baseline Transplant Sales.

Beginning with calendar year 2000 and for each calendar year thereafter
(a "Forecast Period"), Roche shall on a country-by-country basis for the Territory provide to PDL a yearly forecast that Roche then uses for its own internal marketing purposes of Adjusted Gross Transplant Sales ("Forecasted Baseline") which shall include a forecast for each reporting period of the upcoming Forecast Period for each country of the Territory. Forecasted Baselines shall be provided not less than sixty (60) days prior to the beginning of each upcoming Forecast Period. Roche's obligation to provide Forecasted Baselines shall expire, on a country-by-country basis, on the last date that Roche enjoys de facto exclusivity for Daclizumab in the particular country.

For a given reporting period, to the extent Adjusted Gross Sales in a particular country of the Territory are equal to or below the Forecasted Baseline, for such country such Adjusted Gross Sales shall be deemed Adjusted Gross Transplant Sales.

 For a given reporting period, to the extent Adjusted Gross Sales in a particular country of the Territory are above the Forecasted Baseline, for such country such Adjusted Gross Sales shall be deemed Adjusted Gross Autoimmune Sales.

4A.2    Determination of Adjusted Gross Autoimmune Sales After Roche No
Longer Enjoys De Facto Exclusivity.

For a given country in the Territory, commencing with the reporting
period containing   the last date on which Roche enjoys de facto exclusivity
for Daclizumab in the particular country and until expiration, in accordance with Section 4A.4, of Roche's obligation to pay PDL consideration in such country in accordance with this Article IV-A, the percent of Adjusted Gross Sales that shall be deemed Adjusted Gross Autoimmune Sales for such country shall, on an ongoing basis, be the percent of Adjusted Gross Sales that was Adjusted Gross Autoimmune Sales over[CONFIDENTIAL TREATMENT REQUESTED] before such date.

[CONFIDENTIAL TREATMENT REQUESTED]

4A.3    Compensation to PDL for Net Autoimmune Sales.

(a) For a given reporting period, Roche shall pay PDL consideration on a country-by-country basis of sixty percent (60%) of Net Autoimmune Sales in the United States and Canada, respectively, for the particular reporting period.

(b) Notwithstanding Section 4A.3(a), Roche shall be entitled to reimbursement of its Reimbursable Promotion Costs by deducting such Reimbursable Promotion Costs from the amount due to PDL under Section 4A.3(a) up to fifty percent (50%) of the amount which would otherwise be due pursuant to Section 4A.3(a) hereof.

(c) In the event any Reimbursable Promotion Costs remain unreimbursed after a given reporting period, such Reimbursable Promotion Costs shall be deducted from the amount due under Section 4A.3(a) in subsequent reporting periods up to fifty percent (50%) of the amount due to PDL in such reporting period, and if no such subsequent reporting periods exist, then by PDL to Roche within thirty (30) days after receipt by PDL of an invoice for such amount.

4A.4    Expiration of Obligation.       Notwithstanding anything to the
contrary herein, in view of the parties' understanding of the unique nature of the cross-licenses granted by each party to the other under this Amended and Restated Agreement, Roche's obligation to pay PDL consideration in accordance with this Article IV-A shall expire, on a country-by-country basis, [CONFIDENTIAL TREATMENT REQUESTED] is a Valid Claim of a Queen et al. Patent in the country covering Daclizumab.

4A.5    Annual Reconciliation and Adjustment.

(a)     Actual Baseline.        Within  ninety (90) days following the end of
each calendar year for which Roche provided a Forecasted Baseline,Roche shall provide PDL with a written summary which details Adjusted Gross Transplant Sales in each country for which Roche provided a Forecasted Baseline, for the calendar year ("Actual Baseline") as well as Roche's basis for such determination. PDL shall have a period of sixty (60) days after receipt to object in writing to the Actual Baseline provided by Roche, including detailed reasons of a factual nature as to why PDL so objects to the Actual Baseline provided by Roche. If PDL timely objects in writing to the Actual Baseline provided by Roche, then either party shall have the right to notify the other in writing that it elects to have the matter submitted to determination by an independent third party who is knowledgeable about marketing and sales of pharmaceutical products in transplantation and Autoimmune Indications ("Arbiter"). The Arbiter shall be appointed by agreement between the parties within thirty (30) days or, if the parties are unable to agree, the Arbiter shall be designated by AAA. The Arbiter shall (1) make a binding determination of the Actual Baseline within thirty (30) business days of receipt of the final submissions by the parties and (2) provide the margin of error of the Arbiters' determination. Roche shall provide and/or make available to the Arbiter its relevant books and records regarding sales of Daclizumab. PDL shall bear the full cost of any such determination unless the Actual Baseline determined by Arbiter differs from the Actual Baseline provided by Roche by an amount exceeding the greater of (i) the margin of error of the determination of the Arbiter or (ii) [CONFIDENTIAL TREATMENT REQUESTED], in which case Roche shall bear the full cost. If PDL does not timely object in writing to the Actual Baseline provided by Roche, then PDL shall be deemed to have approved the Actual Baseline provided by Roche.

In the event the Actual Baseline for a given country exceeds the Forecasted Baseline for the given country for the given calendar year ("Underestimate"), Roche shall be entitled to deduct the amount reflecting the Underestimate from the next payment(s) due PDL under Article IV or Article IV-A of this Amended and Restated Agreement, provided that such deductions shall not exceed fifty percent (50%) of the amounts otherwise payable to PDL with respect to such payment period. If there is no next payment due PDL under
Article IV or Article IV-A of this Amended and Restated Agreement, PDL shall promptly pay Roche the amount reflecting the Underestimate. In the event the Forecasted Baseline for a given country exceeds the Actual Baseline for the given country for the given calendar year ("Overestimate"), Roche shall promptly pay PDL the amount reflecting the Overestimate.

IV-B.   GENERAL CONSIDERATION TERMS

4B.1    Offset for Third Party Licenses.
(a) Subject to Appendix B, if PDL and Roche agree in writing that either party must obtain a license from an independent third party in order for Roche or PDL to manufacture, use or sell a Licensed Product and if PDL and Roche agree upon the terms of such license ("Third Party License"), then the parties shall share the cost [CONFIDENTIAL TREATMENT REQUESTED].
Such cost includes license fees and any other fixed costs associated with the Third Party License as well as any royalties. The parties then shall, within thirty (30) days, reimburse each other in the manner necessary to effect a [CONFIDENTIAL TREATMENT REQUESTED] sharing of such license fees and other fixed costs. [CONFIDENTIAL TREATMENT REQUESTED]
(b) Notwithstanding anything to the contrary herein, PDL's share of the royalties portion of the cost of any Third Party License, including [CONFIDENTIAL TREATMENT REQUESTED], shall be (i) accrued against and deducted from any amounts due to PDL from Roche pursuant to Article IV and Article IV-A if Roche pays the royalties due under the Third Party License to such third party, and (ii) accrued in favor of and added to any amounts due to PDL from Roche pursuant to Article IV and Article IV-A if PDL pays the royalties due under the Third Party License to such third party; provided, however, that this addition or offset shall not cause the amount paid by Roche to PDL:

[CONFIDENTIAL TREATMENT REQUESTED]
4B.2    Sublicenses.  Any Net Transplant Sales or Net Autoimmune Sales by
a Roche sublicensee shall be treated as Net Transplant Sales or Net Autoimmune Sales of Roche, as the case may be, for purposes of payments under Article IV and IV-A. If Roche shall grant any sublicenses under this Amended and Restated Agreement, then Roche shall obtain the written commitment of such sublicensees to abide by all applicable terms and conditions of this Amended and Restated Agreement and Roche shall remain responsible to PDL for the performance of any and all terms by such sublicensee. All such sublicenses shall terminate on termination of this Amended and Restated Agreement.
4B.3    Royalties upon Termination.  If this Amended and Restated
Agreement is terminated pursuant to Sections 11.2, 11.3, or 11.4 below, Roche shall continue to pay PDL any royalties and compensation earned pursuant to
Article IV and Article IV-A prior to the date of termination and any royalties and compensation earned thereafter as a result of sales under Section 11.5.
V.  ACCOUNTING AND PAYMENTS
5.1     Quarterly Royalty Payments and Reports.
(a) Roche agrees to make payments and written reports to PDL within forty-five (45) days after the end of each calendar quarter covering all sales of Licensed Products in the Territory by Roche, its Affiliates or sublicensees for which invoices were sent during such calendar quarter. Each report shall state for the period in question:
(i)     Forecasted Baselines (if applicable),
(ii) for Licensed Products disposed of by sale, the quantity and description of Licensed Products, Adjusted Gross Sales, Adjusted Gross Transplant Sales, Net Transplant Sales, Adjusted Gross Autoimmune Sales, and Net Autoimmune Sales,
(iii) for Licensed Products disposed of other than by sale, the quantity, description, and nature of the disposition, and
(iv) the calculation of the amount due to PDL for such quarter pursuant to Articles IV, IV-A and IV-B.
        (b) Subject to Section 15.9, the information contained in each report under this Section 5.1 shall be considered confidential and PDL agrees not to disclose such information to any third party except as may be required by law, rule or regulation. Concurrent with the making of each quarterly report, Roche shall include payment due PDL hereunder for the calendar quarter covered by such report.
(c) It is understood that pursuant to this provision, only one payment hereunder shall be payable on a given unit of Licensed Product disposed of under this Amended and Restated Agreement. In the case of transfers or sales of any Licensed Product between Roche or an Affiliate or sublicensee of Roche, only one payment hereunder shall be due, and such royalty shall be payable with respect to the sale of such Licensed Product to an independent third party not an Affiliate of the seller.
5.2 Termination Report. Roche also agrees to make a written report to PDL within ninety (90) days after the date on which Roche, or its Affiliates or sublicensees last sell a Licensed Product, stating in such report the same information called for in each quarterly report by Section 5.1 for all Licensed Products made, sold or otherwise disposed of and upon which were not previously reported to PDL.
5.3 Accounting. Roche agrees to keep full, clear and accurate records for a period of at least [CONFIDENTIAL TREATMENT REQUESTED], or such longer period as may coincide with Roche's internal records retention policy, setting forth the manufacturing, sales and other disposition of Licensed Products and Combination Products sold or otherwise disposed of under the license herein granted in sufficient detail to enable royalties and compensation payable to PDL hereunder to be determined. Roche further agrees to permit its books and records to be examined by an independent accounting firm selected by PDL from time to time to the extent necessary to verify reports provided for in Sections 5.1 and 5.2 above. Unless PDL obtains the prior written consent of Roche, such accounting firms must be selected from among the five largest U.S. accounting firms. Such examination is to be made at the expense of PDL, except in the event that the results of the audit reveal a discrepancy in favor of Roche of [CONFIDENTIAL TREATMENT REQUESTED] or more over the period being audited, in which case reasonable audit fees for such examination shall be paid by Roche.
5.4 Methods of Payments. All payments due to PDL under this Amended and Restated Agreement shall be paid in United States dollars by wire transfer to a bank in the United States designated in writing by PDL.
VI.  CELL LINES
6.1     Cell Lines
(a) The parties acknowledge that PDL has delivered all cell lines required under the 1989 Agreement. Roche agrees to deliver back to PDL viable samples of such cell lines as may be requested by PDL.
(b) Ownership of any cell lines developed under Article VI of the 1989 Agreement or delivered to Roche under Milestone #1 of Section 3.1 of the 1989 Agreement, together with their progeny and derivatives, shall remain vested at all times in PDL.
(c) Roche may only use the cell lines delivered to it under the 1989 Agreement, or their progeny or derivatives or the plasmids contained therein, to make, have made, use and sell Licensed Products in the Field within the Territory. Furthermore, the plasmids or parts thereof may only be used with the genes encoding antibodies developed or provided by PDL.
(d)     PDL MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF
ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY CELL LINES DELIVERED HEREUNDER. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE CELL LINES DELIVERED TO ROCHE WILL NOT INFRINGE ANY PATENT OR OTHER RIGHTS.
VII.  DILIGENCE
7.1 Diligence. Upon execution of this Amended and Restated Agreement, Roche shall use reasonable diligence in proceeding with the manufacturing, marketing and sale of Licensed Products in Transplant Indications within the Territory. Reasonable diligence as used in this Amended and Restated Agreement shall mean the same standard of effort used by Roche in the manufacturing, marketing and sale of its own protein-based products which must be approved by the FDA before they can be sold in the Territory. If Roche fails to exercise such diligence, PDL may terminate this Amended and Restated Agreement and Roche's rights hereunder pursuant to Section 11.4 below.
7.2     Reimbursement for Costs of Patent Application.

(a) Roche agrees to reimburse PDL for all ex parte out-of-pocket expenses incurred by PDL after January 31, 1989 in connection with the prosecution and maintenance in Canada of patent applications and patents included within the Sole PDL Patents or Joint Roche-PDL Patents for which PDL makes filings pursuant to Article IX of this Amended and Restated Agreement ("Canada Transplant Foreign Filing Expenses"). Roche shall make such payment to PDL no less frequently than semi-annually, within thirty (30) days after submission by PDL of a reasonably itemized statement of such expenses incurred by PDL during the relevant six-month period. Notwithstanding the foregoing, Roche shall not be obligated to reimburse PDL for such expenses to the extent such expenses, when added to Transplant Foreign Filing Expenses (as defined in the F.Roche Agreement), exceeds an aggregate of [CONFIDENTIAL TREATMENT REQUESTED] in any calendar year.

(b) Prior to the filing of a patent application in Canada for Transplant Indications, PDL shall inform Roche concerning such proposed filing and shall consult with Roche concerning the proposed filing procedures, including specifically the determination of scope of any such patent. PDL shall regularly advise Roche of any substantial action or development in the prosecution of its patent applications and patents in Canada related to the Transplant Indications, in particular of the question of scope of, the issuance of, the rejection of, or an opposition to any respective patent application or patent.

(c) Canada Transplant Foreign Filing Expenses shall be treated as part of Transplant Foreign Filing Expenses under the F.Roche Agreement for purposes of calculating F. Roche's credit against royalties payable in the ROW Territory for Foreign Transplant Expenses as provided in the F.Roche Agreement.

VIII.  OWNERSHIP OF TECHNOLOGY

8.1 PDL Technology. Ownership of the PDL Know-How and PDL Patents shall remain vested at all times in PDL. PDL expressly reserves under this Amended and Restated Agreement (i) all rights to use the PDL Know-How, PDL's rights under any Joint Roche-PDL Patents and PDL Patents to make, have made, use and sell anywhere in the world all products not within the Field, and
(ii) the right to use the PDL Know-How, PDL's rights under any Joint Roche-PDL Patents and PDL Patents for PDL's internal research and development purposes in the Field.

8.2     Joint Inventions and Joint Roche-PDL Patents.  Subject to Article
IX, ownership of Joint Inventions and Joint Roche-PDL Patents shall be vested jointly in PDL and Roche. Except as expressly provided herein, Roche shall have the exclusive right within the Territory during the term of this Amended and Restated Agreement to make, have made, use or sell any Joint Invention in the Field under any Joint Roche-PDL Patent. In any event, both parties shall have the non-exclusive right within the Territory during the term of this Amended and Restated Agreement to make, have made, use or sell any Joint Invention outside the Field under any Joint Roche-PDL Patent, and neither party shall be obligated to account to the other. Upon the expiration or termination of this Amended and Restated Agreement, both parties shall have the non-exclusive right to make, have made, use or sell any Joint Invention under any Joint Roche-PDL Patent without restriction and without any obligation to account to the other party. PDL expressly reserves the right to use any Joint Invention under any Joint Roche-PDL Patent for PDL's internal research and development purposes in the Field.
8.3     Roche Inventions.  PDL hereby acknowledges that, except as expressly provided herein, this Amended and Restated Agreement does not grant PDL any ownership rights in the Roche Inventions, Roche Patents and Roche Know-How. Roche hereby confirms the rights of PDL to certain contingent license grants to Roche Patents, Roche's rights under Joint Roche-PDL Patents and Roche Know-How as provided in this Amended and Restated Agreement.
IX.  INVENTIONS
9.1     Sole Patents.  PDL agrees to prosecute and reasonably maintain all of the patents and applications included within the Sole PDL Patents and Roche agrees to prosecute and reasonably maintain all of the patents and applications included within the Sole Roche Patents containing claims specifically related to Daclizumab ("Sole Daclizumab Roche Patents"). The party responsible for such patent ("responsible party") shall bear all costs and expenses for such prosecution and maintenance except for the costs and expenses of foreign filings for such patents which are to be borne by Roche in accordance with Section 7.2 of this Amended and Restated Agreement and the terms of the F. Roche Agreement. Upon the reasonable request of the responsible party, the other party shall cooperate, in all reasonable ways, in connection with the prosecution of all patent applications included within the Sole PDL Patents or Sole Daclizumab Roche Patents, as the case may be. Should the responsible party decide that it is no longer interested in maintaining or prosecuting a Sole PDL Patent or Sole Daclizumab Roche Patent, as the case may be, it shall promptly advise the other party thereof and, at the request of such other party, PDL and Roche shall negotiate in good faith to determine an appropriate course of action in the interests of both parties. If any Sole PDL Patents are assigned to Roche, Roche will thereafter prosecute and reasonably maintain such Sole PDL Patents at Roche's own cost to the extent that Roche desires to do so, provided that to the extent such Sole PDL Patent contains claims outside the Field, PDL and its Affiliates shall have a worldwide immunity from suit thereunder. If any Sole Daclizumab Roche Patents are assigned to PDL, PDL will thereafter prosecute and reasonably maintain such Sole Daclizumab Roche Patent at PDL's own cost to the extent that PDL desires to do so, provided that to the extent such Sole Daclizumab Roche Patent contains claims outside the Field, Roche and its Affiliates shall have a worldwide immunity from suit thereunder.
9.2     Joint Inventions.
(a)     PDL will have the first right of election to file priority patent applications for Joint Inventions in any country in the world. If PDL declines to file such applications then Roche may do so. Regardless of which party files a priority patent application, however, any claims covered by such applications shall be considered as part of the PDL Patents for the purpose of defining a Valid Claim under this Amended and Restated Agreement.
(b)     The party not performing the priority patent filings for
Joint Inventions pursuant to this Section 9.2 undertakes without cost to the filing party to obtain all necessary assignment documents for the filing party, to render all signatures which shall be necessary for such patent filings and to assist the filing party in all other reasonable ways which are necessary for the issuance of the patents involved as well as for the maintenance and prosecution of such patents. The party not performing the patent filings shall upon request be authorized by the other party to have access to the files concerning such patents in any patent offices in the world.
(c)     The party performing the priority patent filings for Joint
Inventions pursuant to this Section 9.2 undertakes to perform the corresponding convention filings from case to case, after having discussed the countries for foreign filings with the other party at its cost and expense; except for the costs and expenses of foreign filings for such patents which are to be borne by Roche in accordance with Section 7.2 of this Amended and Restated Agreement and the terms of the F. Roche Agreement.
        (d) Should the responsible party decide that it is no longer interested in maintaining or prosecuting a Joint Roche-PDL Patent, it shall promptly advise the other party thereof. Upon the written request of such other party, such Joint Roche-PDL Patent shall be assigned to the other party at no cost to the assignee. If any such patents or patent applications are assigned to Roche, they shall then be deemed to be a Sole Roche Patent and, to the extent such Joint Roche-PDL Patent contains claims outside the Field, PDL and its Affiliates shall have a worldwide immunity from suit thereunder. If any such patents or patent applications are assigned to PDL, they shall then be deemed to be a Sole PDL Patent and, to the extent such Joint Roche-PDL Patents contain claims outside the Field, Roche and its Affiliates shall have a worldwide immunity from suit thereunder.
9.3 General Procedures. The parties shall observe the following procedures for patent applications for inventions arising from this Amended and Restated Agreement:
(a)     As soon as one of the parties concludes that it wishes to
file a patent application covering an invention in the Field, it shall immediately inform the other party thereof and consult about the filing procedures concerning such patent application. For this purpose, such party will provide the other party with the determination of inventors and scope of claims as early as possible. Should a party be faced with possible loss of rights, such communications may take place promptly after filing a convention application.
(b)     Except as set forth in Sections 9.1 and 9.2 with respect to the costs of foreign filings, the party performing any priority patent filings as described above shall be obliged to prosecute and reasonably maintain such applications and any patents resulting therefrom and will have to bear the costs associated therewith. On request of the party performing the filing, the other party will cooperate, in all reasonable ways, in connection with the prosecution of all such patent applications relating to inventions. The party performing the filing shall advise the other party of any substantial action or development in the prosecution of its patent applications and patents, in particular of the question of scope, the issuance of, or the rejection of, an interference involving or an opposition to any respective patent application or patent.
(c)     Inventions and other intellectual property made by either
party outside the Field shall be excluded from the provisions of this Amended and Restated Agreement and shall belong solely to the party having made the invention or other intellectual property.
X.  ENFORCEMENT OF PATENTS
10.1    Sole Patents.
(a)     In the event of any action against a third party for
infringement of any claim in any issued patent within the Sole PDL Patents or Sole Daclizumab Roche Patents, as the case may be, or the institution by a third party of any proceedings for the revocation of any such claim, each party will notify the other promptly and, following such notification, the parties shall confer. PDL shall have the right, but shall not be obligated, to prosecute such actions or to defend such proceedings involving the Sole PDL Patents at its own expense, in its own name and entirely under its own direction and control. Roche shall have the right, but shall not be obligated, to prosecute such actions or to defend such proceedings involving the Sole Daclizumab Roche Patents, at its own expense, in its own name and entirely under its own direction and control.
(b)     If a party with the first right hereunder elects not to
prosecute any action for infringement or to defend any proceeding for revocation of any claims in any issued patent within the Sole PDL Patents or Sole Daclizumab Roche Patents, as the case may be, within ninety (90) days of being requested by the other party to do so, the other party may prosecute such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control.
(c)     In any event, the party bringing an action ("acting party")
pursuant to this Section 10.1 shall solicit, and seriously consider in good faith the non-acting party's input with respect to all material aspects of such action, including without limitation, the development of the litigation strategy and the execution thereof. In furtherance and not in limitation of the foregoing, the acting party shall keep the other party promptly and fully informed of the status of any such action, and the non-acting party shall have the right to review and comment upon the acting party's activities related thereto.
(d)     Each party will reasonably assist the acting party  in any such action or proceeding being prosecuted or defended by the acting party, if so requested by the acting party or required by law. The acting party will pay or reimburse the assisting party for all costs, expenses and liabilities which the assisting party may incur or suffer in affording assistance to such actions or proceedings. No settlement of any such action or defense which restricts the scope or affects the enforceability of PDL Know-How or Sole PDL Patents may be entered into by either PDL or Roche without the prior consent of the other party hereto, which consent, in the case of Roche shall not be unreasonably withheld and in the case of PDL may be withheld in PDL's sole and absolute discretion. No settlement of any such action or defense which restricts the scope or affects the enforceability of Roche Know-How or Sole Daclizumab Roche Patents may be entered into by either PDL or Roche without the prior consent of the other party hereto, which consent, in the case of PDL shall not be unreasonably withheld and in the case of Roche may be withheld in Roche's sole and absolute discretion.
(e)     If either party elects to prosecute an action for
infringement or to defend any proceedings for revocation of any claims pursuant to this Section 10.1 and subsequently ceases to continue or withdraws from such action or defense, it shall forthwith so notify the other party in writing and the other party may substitute itself for the withdrawing party and the parties' respective rights and obligations under this Section 10.1 shall be reversed.
10.2    Joint Roche-PDL Patents.  In the event of any action against a third party for infringement of any claim in any issued patent within the Joint Roche-PDL Patents, or the institution by a third party of any proceedings for the revocation of any such claim, each party will notify the other promptly and, following such notification, the parties shall confer to determine whether either or both parties shall control the prosecution or defense of such action or proceeding and who shall bear the costs thereof. If the parties are unable to reach agreement within ninety (90) days of the notification referred to above, then each party shall have the right to bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control; provided, however, that if both parties elect to prosecute or defend, each party shall bear its own expenses but both parties shall have equal control over such prosecution or defense.
No settlement of any action or defense which restricts the scope or affects the enforceability of Joint Roche-PDL Patents may be entered into by either PDL or Roche without the prior consent of the other party hereto, which consent shall not be unreasonably withheld. In any event, the party bringing an action ("acting party") pursuant to this Section 10.2 shall solicit, and seriously consider in good faith the other party's input with respect to all material aspects of such action, including without limitation, the development of the litigation strategy and the execution thereof. In furtherance and not in limitation of the foregoing, the acting party shall keep the other party promptly and fully informed of the status of any such action, and the other party shall have the right to review and comment upon the acting party's activities related thereto.
10.3 Distribution of Proceeds. In the event either party exercises the rights conferred in Section 10.1 or 10.2 hereof, and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered, shall first be applied to all costs and expenses connected therewith including reasonable attorneys' fees, necessarily involved in the prosecution and/or defense of any suit or proceeding, and if after such reimbursement any funds shall remain from such damages or other sums recovered, said recovery shall belong to the party exercising its rights; provided, however, that [CONFIDENTIAL TREATMENT REQUESTED].
10.4    Defense of Infringement Actions.
(a)     Roche shall defend at its own cost any infringement suit
that may be brought against PDL or Roche on account of the development, manufacture, production, use or sale of any Licensed Product by Roche, and shall indemnify and save PDL harmless against any such patent or other infringement suits, and any claims, losses, damages, liabilities, expenses, including reasonable attorneys' fees and cost, which may be incurred by PDL therein or in settlement thereof. Any and all settlements which restrict the scope or enforceability of PDL Know-How or PDL Patents must be approved by PDL in its sole and absolute discretion before execution by Roche. Any and all settlements which restrict the scope or enforceability of Joint Roche-PDL Patents must be approved by PDL before execution by Roche, such approval not to be unreasonably withheld. PDL shall not be required to approve any settlement which does not include as a condition thereof the granting to PDL of a full and unconditional release of claims.
(b)     PDL shall defend at its own cost any infringement suit that may be brought against Roche or PDL on account of the development, manufacture, production, use or sale of Daclizumab by PDL, and shall indemnify and save Roche harmless against any such patent or other infringement suits, and any claims, losses, damages, liabilities, expenses, including reasonable attorneys' fees and cost, which may be incurred by Roche therein or in settlement thereof. Any and all settlements which restrict the scope or enforceability of Roche Know-How or Roche Patents must be approved by Roche in its sole and absolute discretion before execution by PDL. Any and all settlements which restrict the scope or enforceability of Joint Roche-PDL Patents must be approved by Roche before execution by PDL, such approval not to be unreasonably withheld. Roche shall not be required to approve any settlement which does not include as a condition thereof the granting to Roche of a full and unconditional release of claims. Roche will use its best efforts to avoid knowingly infringing any patents of third parties in Roche's design of the cell lines that may be delivered to PDL hereunder, and Roche will inform PDL of any such potential infringement promptly upon Roche's becoming aware of such potential infringement.
10.5    Right to Counsel.  Each party to this Amended and Restated
Agreement shall always have the right to be represented by counsel of its own selection and its own expense in any suit or other action instituted by the other for infringement, under the terms of this Amended and Restated Agreement.
10.6    Coordination.   Each party acknowledges and agrees that the
efforts of the parties under this Article X shall take into consideration the efforts and responsibilities of PDL and Roche under the F.Roche Agreement.
XI.  TERM AND TERMINATION
11.1    Term.  Unless earlier terminated pursuant to the terms of this
Article XI, this Amended and Restated Agreement shall remain in effect until the end of the date of expiration of all payment obligations, including royalties and consideration, under Article IV and Article IV-A, at which time all the rights and licences granted under this Amended and Restated Agreement shall become irrevocable and fully-paid.
11.2    Termination by Mutual Agreement.  This Amended and Restated
Agreement may be terminated by the written agreement of the parties.
11.3 Termination by Roche. On a country by country basis, Roche may terminate its rights and obligations under this Amended and Restated Agreement upon one hundred eighty (180) days written notice to PDL.
11.4    Termination by Default.  If either party defaults in the
performance of, or fails to be in compliance with, any material agreement, condition or covenant of this Amended and Restated Agreement, the party not in default may terminate this Amended and Restated Agreement at its option; provided, however, that if such event of default or non-compliance is the first occurrence of an event giving rise to the right of termination pursuant to this Section 11.4, the non-defaulting party may, on a country-by-country basis, terminate this Amended and Restated Agreement only if such default or noncompliance shall not have been remedied, or steps initiated to remedy the same to the other party's reasonable satisfaction within sixty (60) days after receipt by the defaulting party of a written notice thereof from the other party. If either party terminates the F. Roche Agreement pursuant to
Section 11.4 thereof, the terminating party may, on a country-by-country basis, elect to simultaneously terminate this Amended and Restated Agreement upon written notice to the other party hereto. Notwithstanding the foregoing, a determination by PDL to terminate development of Daclizumab for Autoimmune Indications hereunder shall not be deemed a default by PDL.
11.5 Inventory. Subject to Section 11.7(b), upon termination of this Amended and Restated Agreement for default by Roche, Roche shall notify PDL of the amount of Daclizumab Roche, its Affiliates, sublicensees and distributors then have on hand ("Inventory"), the sale of which would, but for the termination, be subject to payment of royalties or other consideration under
this Amended and Restated Agreement.   Roche and its Affiliates, sublicensees
and distributors shall thereupon be permitted to sell the Inventory, provided that PDL shall have the first option for a period not to exceed sixty (60) days to purchase all or part of the Inventory at [CONFIDENTIAL TREATMENT REQUESTED]. If PDL fails to exercise its option to purchase all of the Inventory or for that part of the Inventory with respect to which the option is not exercised, Roche will be free to sell such Inventory to third parties for a period not to exceed one hundred eighty (180) days from the termination of PDL's option. In any event, Roche shall pay the royalties or other consideration due on the sale of such Inventory in the amounts and manner provided for in Articles IV and IVA. Upon termination of this Amended and Restated Agreement for any reason other than default by Roche, Roche shall have a right to sell Inventory for a period of one (1) year from the date of such termination, subject to the obligation to pay the royalty or other consideration due to PDL with respect to the sale of such Inventory. Any sales of Inventory by Roche pursuant to this Section 11.5 for Autoimmune Indications shall be done in compliance with the then applicable Promotional Plan.
11.6 Return of Materials. Subject to Section 11.8 hereof concerning archival copies, upon termination of this Amended and Restated Agreement in whole by Roche pursuant to Section 11.3 or by either or both parties pursuant to Sections 11.2 or 11.4: (a) Roche forthwith shall return to PDL all cell lines and their progeny, antibodies and other biological materials provided by PDL under the 1989 Agreement; and (b), subject to Section 11.5, at PDL's own cost Roche shall deliver to PDL then available supplies of Daclizumab.
11.7    Rights and Obligations on Termination or Expiration.
(a) Unless expressly provided to the contrary, the provisions of Sections 3A.2, 3A.7, 3A.8(e), 4B.3, 5.2, 5.3 and 7.2 and Articles V, VIII, X, XII, XIII and XV shall survive the termination of this Amended and Restated Agreement.
(b) In the event that termination by either party results in the termination of rights to Daclizumab or Licensed Products and the reversion or transfer of such rights to the other party, then upon written request of the other party, the party whose rights are terminated shall act in good faith using commercially reasonable efforts to (1) at no cost to the transferee promptly transfer and assign to the other party all related regulatory filings, regulatory approvals and clinical data and (2) at [CONFIDENTIAL TREATMENT REQUESTED], provide sufficient supply of Daclizumab or Licensed Products, as the case may be, for a period of time reasonably required to prevent disruption of clinical development and market disruption.
(c) In the event that in a given country of the Territory Roche terminates this Agreement pursuant to Section 11.3 or PDL terminates this Agreement due to default by Roche pursuant to Section 11.4, then effective as of the date of termination, for the given country PDL shall have a fully-paid, sole and exclusive license under the Roche Know-How and Roche Patents to make, have made, use and sell Licensed Products in the Field in the Territory.
(d) In the event that in a given country of the Territory Roche terminates this Agreement pursuant to Section 11.4 due to default by PDL pursuant to Section 11.4, then effective as of the date of termination, for the given country Roche shall have a fully-paid, sole and exclusive license under the PDL Know-How and PDL Patents to make, have made, use and sell Licensed Products in the Field in the Territory.
           11.8 Archival Copies. Section 11.6 notwithstanding, each party shall be entitled to keep for archival purposes one copy of all written materials returned to the other party pursuant to Section 11.6.
XII.  CONFIDENTIALITY, DISCLOSURE AND PUBLICATIONS
12.1 Confidentiality. During the term of this Amended and Restated Agreement and for a period of five (5) years following expiration or termination of this Amended and Restated Agreement, each party shall maintain in confidence all information and materials including, but not limited to, cell lines, their progeny, and antibodies, disclosed by the other party hereto which such party knows or has reason to know are or contain trade secrets or other proprietary information of the other, including, without limitation, information relating to the PDL Know-How, PDL Patents, Roche Know-How, Roche Patents, Joint Roche-PDL Patents, Joint Inventions and inventions of the other party, and the business plans of the other party, including, without limitation, information provided by either party to the other party hereto prior to the Signing Date, and shall not use such trade secrets or proprietary information for any purpose, including, without limitation, for the purpose of developing products in the Field except as permitted by this Amended and Restated Agreement or disclose the same to anyone other than those of its Affiliates, sublicensees, prospective sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such party's activities as contemplated in this Amended and Restated Agreement. Each party shall be responsible for ensuring compliance with these obligations by such party's Affiliates, sublicensees, prospective sublicensees, employees, consultants, agents and subcontractors. Each party shall use a similar effort to that which it uses to protect its own most valuable trade secrets or proprietary information to ensure that its Affiliates, sublicensees, employees, consultants, agents and subcontractors do not disclose or make any unauthorized use of trade secrets or proprietary information of the other party hereto. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other's trade secrets or proprietary information.
12.2 Exceptions. The obligation of confidentiality contained in this Amended and Restated Agreement shall not apply to the extent that (a) either party (the "Recipient") is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction or
(b) the Recipient can demonstrate that (i) the disclosed information was at the time of such disclosure by the Recipient already in the public domain other than as a result of actions of the Recipient, its Affiliates, employees, licensees, agents or subcontractors, in violation hereof; (ii) the disclosed information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Amended and Restated Agreement; or (iii) the disclosed information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to any party to this Amended and Restated Agreement and not under a duty of confidentiality to the other party, or (c) the Recipient can demonstrate that disclosure to a regulatory authority is required by its product license approval process.
12.3    Publications.
(a) Scientific Publications. Prior to public disclosure or submission for publication of a manuscript describing the results of any scientific activity or collaboration between PDL and Roche in the Field, the party disclosing or submitting such a manuscript ("Disclosing Party") shall send the other party ("Responding Party") by expedited delivery a copy of the manuscript to be submitted and shall allow the Responding Party a reasonable time period (not to exceed forty-five (45) days from the date of confirmed receipt) in which to determine whether the manuscript contains subject matter of which patent protection should be sought (prior to publication of such manuscript) for the purpose of protecting an invention conceived or developed in connection with the PDL/Roche scientific collaboration, or whether the manuscript contains confidential information belonging to the Responding Party. After the expiration of forty-five (45) days from the date of confirmed receipt of such manuscript, the Disclosing Party shall be free to submit such manuscript for publication and publish or otherwise disclose to the public such research results. Should the Responding Party believe the subject matter of the manuscript contains confidential information or a patentable invention of substantial commercial value to the Responding Party, then prior to the expiration of forty-five (45) days from the date of confirmed receipt of such manuscript by the Responding Party, the Responding Party shall notify the Disclosing Party in writing of its determination that such manuscript contains such information or subject matter for which patent protection should be sought. Upon receipt of such written notice from the Responding Party, the Disclosing Party shall delay public disclosure of such information or submission of the manuscript for an additional period of sixty
(60) days to permit preparation and filing of a patent application on the disclosed subject matter. The Disclosing Party shall thereafter be free to publish or disclose such information, except that the Disclosing Party may not disclose any confidential information of the Responding Party in violation of Sections 12.1 and 12.2 hereof. Each party agrees to give the other party reasonable opportunity to review and comment on any proposed publication arising from the research collaboration between the parties. Determination of authorship for any paper or patent shall be in accordance with accepted scientific practice. Should any questions on authorship arise, this will be determined by good faith consultation between the respective heads of research for each of the parties.
(b) Clinical Studies. Prior to public disclosure or submission for publication of a manuscript by PDL describing the results of any scientific, preclinical or clinical study conducted by or on behalf of PDL in Autoimmune Indications, PDL shall send Roche by expedited delivery a copy of the manuscript to be submitted and shall allow Roche a reasonable time period (not to exceed forty-five (45) days from the date of confirmed receipt by Roche) to review the manuscript, including for the purpose of determining whether the manuscript contains information which is reasonably likely to have a material adverse impact on Daclizumab for Transplant Indications in the Territory or confidential information belonging to Roche. After the expiration of forty-five (45) days from the date of confirmed receipt by Roche of such manuscript, PDL shall be free to submit such manuscript for publication and publish or otherwise disclose to the public such research results. Should Roche believe the manuscript contains information which is reasonably likely have a material adverse impact on Daclizumab for Transplant Indications in the Territory or which is confidential information of Roche, then prior to the expiration of forty-five (45) days from the date of confirmed receipt of such manuscript by Roche, Roche shall notify the PDL in writing of its determination and the reasons therefor. Upon receipt of such written notice from Roche that the manuscript contains confidential information of Roche, PDL shall delay public disclosure of such information or submission of the manuscript for an additional period not to exceed sixty (60) days to permit the parties to agree as to how to revise the manuscript so that PDL will not disclose any confidential information of Roche in violation of Sections 12.1 and 12.2 hereof.
XIII.  DISPUTE RESOLUTION
13.1 Arbitration. Except as expressly provided herein, any claim, dispute or controversy arising out of or in connection with or relating to this Amended and Restated Agreement or the breach or alleged breach thereof shall be submitted by the parties to arbitration by the AAA in Santa Clara County, California under the commercial rules then in effect for that AAA except as provided herein. All proceedings shall be held in English and a transcribed record prepared in English. The parties shall choose, by mutual agreement, one arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the AAA shall make such appointment within thirty (30) days of such failure. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. The parties shall be entitled to discovery as provided in Sections 1283.05 and 1283.1 of the Code of Civil Procedure of the State of California, whether or not the California Arbitration Act is deemed to apply to said arbitration. Nothing in this Amended and Restated Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other proprietary right. If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
XIV.  FORCE MAJEURE
14.1 No Control. If either party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure including an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The party invoking such force majeure rights of this subparagraph must notify the other party by courier or overnight dispatch (e.g., Fedex) within a period of fifteen (15) days, from the first and last day of the force majeure unless the force majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay resulting from the force majeure exceeds six (6) months, both parties shall consult together to find an appropriate solution.
XV.  MISCELLANEOUS
15.1 Representations. Each party represents and warrants to the other party hereto that, except as may otherwise be disclosed in writing to such party:
(a) each party has the full right and authority to enter into this Amended and Restated Agreement; and
(b) to the best knowledge of the party after reasonable investigation, no third party has any right, title or interest in the PDL Patents or PDL Know-How, Roche Know-How or Roche Patents, as the case may be, as the result of such third party's former employment of any employee of that party.
15.2 Assignment. Subject to Section 3B.4, this Amended and Restated Agreement and the licenses herein granted other than the aforementioned agreements between PDL and F. Roche relating to the same Field but outside the Territory shall be binding upon and shall inure to the benefit of, successors of the parties hereto, or to an assignee of all of the good will and entire business and assets of a party hereto relating to pharmaceutical and veterinary products but shall not otherwise be assignable without the prior written consent of the other party, which consent will not be unreasonably withheld.
15.3 Entire Agreement. This Amended and Restated Agreement and the aforementioned agreements between PDL and F. Roche relating to the same Field but outside the Territory constitute the entire agreement between the parties hereto with respect to the within subject matter and supersede all previous agreements (including the 1989 Agreement), whether written or oral. This Amended and Restated Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.
15.4    Releases.
(a) The parties agree that as of the Signing Date, PDL hereby releases and forever discharges Roche and its Affiliates (including Genentech, Inc., a Delaware corporation) from any and all claims, liabilities and demands whatsoever on account of or arising from the 1989 Agreements that PDL may have, otherwise continue to have or have had, past, present or future, including with respect to milestone payments and diligence under each of the 1989 Agreements and including without limitation any and all claims liabilities and demands on account of or arising from the respective sections of 1989 Roche Agreements entitled "Antibodies in the Field Not Provided or Developed by PDL", including any remedies which PDL may have on, prior to or after the Signing Date thereunder both in equity and at law; provided that nothing herein shall be deemed to release any claims, liabilities or demands that PDL may have as a result of first arising after the Signing Date under this Amended and Restated Agreement.
(b) The parties agree that as of the Signing Date, F. Roche and its Affiliates hereby release and forever discharge PDL from any and all claims, liabilities and demands whatsoever on account of or arising from that certain Joint Development, Marketing and License Agreement between PDL and Boehringer Mannheim GmbH ("Boehringer") dated October 28, 1993, as amended, and all related agreements entered into between PDL and Boehringer as of that same date that F. Roche and its Affiliates may have or have had, past, present or future, including any remedies which Roche may have on, prior to or after the Signing Date thereunder both in equity and at law; provided that nothing herein shall be deemed to release any claims, liabilities or demands that F. Roche or its Affiliates may have after the Signing Date under this Amended and Restated Agreement.
15.5    Severability.  If any provision of this Amended and Restated
Agreement is declared invalid by an arbitrator pursuant to Section 13.1 or by a court of last resort or by any court or other governmental body from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Amended and Restated Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Amended and Restated Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Amended and Restated Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the parties, and, failing such amendment, either party may submit the matter to arbitration for resolution pursuant to Section 13.1.
15.6    Indemnification.
(a) Roche shall defend, indemnify and hold harmless PDL, its trustees, officers, agents and employees harmless from any and all liability, demands, damages, expenses, and losses of any kind, including those resulting from death, personal injury, illness or property damage arising (i) out of the manufacture, distribution, use, testing, sale or other disposition, by Roche, an Affiliate of Roche, or any distributor, customer, sublicensee or representative of Roche or anyone in privity therewith, of any Licensed Product, or any cell lines, their progeny, or other biological materials, method, process, device or apparatus licensed or provided by PDL pursuant to the 1989 Agreement or this Amended and Restated Agreement, or (ii) as a result of practicing a Joint Invention, or using PDL Know-How or PDL Patents licensed to Roche under this Amended and Restated Agreement, except where such claim is based on the negligent acts of commission or omission of PDL.
(b) PDL shall defend, indemnify and hold harmless Roche, its trustees, officers, agents and employees harmless from any and all liability, demands, damages, expenses, and losses of any kind, including those resulting from death, personal injury, illness or property damage arising (i) out of the manufacture, distribution, use, testing, sale or other disposition, by PDL, an Affiliate of PDL, or any distributor, customer, sublicensee or representative of PDL or anyone in privity therewith, of Daclizumab, or any biological materials, method, process, device or apparatus licensed or provided by Roche pursuant to this Amended and Restated Agreement, or (ii) as a result of practicing a Joint Invention, or using Roche Know-How or Roche Patents licensed to PDL under this Amended and Restated Agreement, except where such claim is based on the negligent acts of commission or omission of Roche.
15.7 Notices. Any notice or report required or permitted to be given under this Amended and Restated Agreement shall be in writing and shall be mailed by certified or registered mail, or telexed or telecopied and confirmed by mailing, as follows and shall be effective five (5) days after such mailing:

If to PDL:      Protein Design Labs, Inc.
        34801 Campus Drive
Fremont, California U.S.A.  94555
Attention:  General Counsel

If to Roche:    Hoffmann-La Roche Inc.
        340 Kingsland Street
        Nutley, New Jersey  07110
        Attention:  Corporate Secretary

        and

        F. Hoffmann-La Roche Ltd
        Grenzacherstrasse 124
        CH-4002 Basel, Switzerland
        Attention:  Law Department


15.8 Choice of Law. The validity, performance, construction, and effect of this Amended and Restated Agreement shall be governed by the laws of the State of California, U.S.A.

15.9 Publicity. The parties agree to issue press releases in an agreed-upon form and format concerning their entry into this Amended and Restated Agreement, with the content of such releases to be approved in
advance by the parties.    In all other respects, no party to this Amended and
Restated Agreement shall use the name of the other parties in any publicity release without the prior written permission of such other party, which shall not be unreasonably withheld. In any event, a party shall have a reasonable opportunity to review and comment on any proposed publicity release. Except as required by law, no party hereto shall publicly disclose the terms of this Amended and Restated Agreement, the 1989 Agreement, or their terms and conditions unless expressly authorized to do so by the other parties which authorization shall not be unreasonably withheld. In the event that disclosure shall be agreed upon then the parties will work together to develop a mutually acceptable disclosure. Notwithstanding anything to the contrary herein, if not otherwise disclosed by Roche, PDL shall not disclose to any third party the amount of sales of or royalties or consideration paid with respect to Licensed Product without the prior written consent of Roche, which consent shall not be unreasonably withheld.

15.10   Agency.    Neither party is, nor will be deemed to be an employee,
agent or representative of the other party for any purpose. Each party is an independent contractor, not an employee or partner of the other party.
Neither party shall have the authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

15.11 Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

[The remainder of this page intentionally left blank.]


15.12 Counterparts. This Amended and Restated Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement through their duly authorized representatives to be effective as of the Signing Date.

PROTEIN DESIGN LABS, INC.                       HOFFMANN-LA ROCHE INC.

By:                                                     By:

Title:                                                  Title:


Date:                                                   Date:



                                                        F.HOFFMANN-LA ROCHE LTD

                                                        By:  ________________

                                                        Title:  ____________

                                                        Date:  ______________


Appendix A
PDL Patents

A. The following are patents and patent applications (also known as the "Queen et al. Patents") issued and filed in certain countries in the world.

        1.  The following issued U.S. patents and U.S. patent applications:

No. 5,585,089, "Humanized Immunoglobulins," issued December 17, 1996.

No. 5,693,761, "Polynucleotides Encoding Improved Humanized
Immunoglobulins," issued December 2, 1997.

No. 5,693,762, "Humanized Immunoglobulins," issued December 2, 1997.

[CONFIDENTIAL TREATMENT REQUESTED]


        2.  The following patents and patent applications outside the U.S.:

Patent No.

Country
Title*
Issued
647383
Australia
"Novel Immunoglobulins, Their Production
and Use"
Issued
671949
Australia
"
Issued
AT E133452
Austria
"
Issued
0451216
Belgium
"
Issued
61095
Bulgaria
"
Issued
970016

Brazil
"
Issued
0451 216B1
European
"
Issued
0682040 B1
European

Issued
FR0451216
France
"
Issued
DE
68925536
Germany
"
Issued
DD 296 964
East Germany
"
Issued
GB 0451216
Great Britain
"
Issued
1001050

Greece
"
Issued
211174

Hungary
"
Issued
IT O451216
Italy
"
Issued
2828340
Japan
"
Issued
LU O451216
Luxembourg
"
Issued
92.2146
Monaco
"
Issued
NL 0451216
Netherlands
"
Issued
231984
New Zealand
"
Issued
132068
Pakistan
"
Issued
29729
Philippines
"
Issued
92758
Portugal
"
Issued
4895847.13
Russia
"
Issued
2126046
Russia
"
Issued
SG O451216
Singapore
"
Issued
89/9956
South Africa
"
Issued
178385
South Korea
"
Issued
2081974 T3
Spain
"
Issued
SE O451216
Sweden
"
Issued
CHO 451216
Switzerland
"
Issued
50034
Taiwan
"
Issued
13349
Uruguay
"
Issued
48700
Yugoslavia
"




Country
Title*
Pending
Argentina
"Novel Immunoglobulins, Their
Production and Use"
Pending
Canada
"
Pending
Chile
"
Pending
China
"
Pending
Croatia
"
Pending
Czech Republic
"
Pending
Ecuador
"
Pending
Europe
"
Pending
Hong Kong
"
Pending
Ireland
"
Pending
Israel
"
Pending
Japan
"
Pending
South Korea

Pending
Romania
"
Pending
Slovak Republic
"
Pending
Venezuela
"
Pending
Denmark
"
Pending
Finland
"
Pending
Norway
"





*Exact titles may differ in different countries.


B. The following patent applications relate to the use of anti-IL2 receptor antibodies in treatment of acute transplant rejection.

Title: Method of preventing acute rejection following solid organ transplantation.

Inventors:  Susan Light and Cary Queen

PCT Publication No.: WO 98/13067 claiming priority to U.S. provisional patent application serial no. 60/026,643 filed September 24, 1996.


Appendix B
[CONFIDENTIAL TREATMENT REQUESTED]





(footnote continued from previous page)


(footnote continued on next page)

 common/contracts/roche/Roche99USAAmend v 11.0
        -33-

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO
DESIGNATED PORTIONS OF THIS DOCUMENT


common/contracts/roche/Roche99USAmend v 11.0